UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE PRE 14C
INFORMATION REQUIRED IN INFORMATION STATEMENT
(RULE 14C-101)

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
 Securities Exchange Act of 1934

Check the appropriate box:

[   ]          Preliminary Information Statement
[   ]          Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]          Definitive Information Statement

Endeavor IP, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-55094	45-2563323
(Commission File Number)	(IRS Employer Identification No.)

 140 Broadway, 46th Floor
New York, NY 10005
( Address of principal executive offices and zip code)

212-585-7514
 (Registrant's telephone number including area code)

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[X]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ]	Fee paid previously with preliminary materials.

[ ]
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1565120.1

Endeavor IP, Inc.
140 Broadway, 46th Floor
New York, NY 10005

Dear Shareholders:

The purpose of this Information Statement is to inform the holders of record as of the close of business on February 13, 2015, of shares of the common stock with voting power of Endeavor IP, Inc., a Nevada corporation (the “Company”), that our Board of Directors and shareholders holding 66,517,867 shares of the Company’s common stock which represent approximately 55.71% of our voting power, by written consent in lieu of a meeting of shareholders, have approved the following actions:

(i)	To increase the Company’s authorized shares of common stock from 200,000,000 shares of common stock, par value $0.0001 per share, to 3,000,000,000 shares of common stock, par value $0.0001 per share;
(ii)
To authorize a reverse stock split of all the outstanding shares of the Company’s Common Stock and at an exchange ratio not to exceed one post-split share per one thousand pre-split shares (1:1000) to be determined at the discretion of the Board.

These actions were approved on February 13, 2015 by our Board of Directors and several shareholders holding 66,517,867 shares of common stock representing approximately 55.71% of the total 119,401,528 issued and outstanding shares of voting stock of the Company.  We anticipate an effective date as soon as possible but not less than 20 days from the date this Information Statement is first mailed to our shareholders.  A majority of our shareholders approved this action by written consent in lieu of a special meeting in accordance with the NRS.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you.  The accompanying Information Statement is furnished only to inform our shareholders of the actions described above before they take place in accordance with Section 78.390 of the Nevada Revised Statutes and Rule 14c-2 of the Securities Exchange Act of 1934.  This Information Statement is first mailed to you on or about March 16, 2015.

Please feel free to call us at 212-585-7514 should you have any questions on the enclosed Information Statement.

Endeavor IP, Inc.

/s/ Franciscus Diaba
Franciscus Diaba
President and Chief Executive Officer

1565120.1

Endeavor IP, Inc.
140 Broadway, 46th Floor
New York, NY 10005
Telephone: 212-585-7514

INFORMATION STATEMENT REGARDING
ACTION TO BE TAKEN BY WRITTEN CONSENT OF
THE MAJORITY SHAREHOLDERS
IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished to the shareholders of Endeavor IP, Inc. (the “Shareholders”), pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to notify such Shareholder that on or about February 13, 2015, the Company received written consents in lieu of a meeting of Shareholders from several shareholders of 66,517,867 shares of common stock representing approximately 55.71% of the total 119,401,528 issued and outstanding shares of voting stock of the Company (the “Majority Shareholders”)  to (i) increase the Company’s authorized shares of common stock from 200,000,000 shares of common stock, par value $0.0001 per share, to 3,000,000,000 shares of common stock, par value $0.0001 per share, and (ii) authorize a reverse stock split of all the outstanding shares of the Company’s Common Stock and at an exchange ratio not to exceed one post-split share per one thousand pre-split shares (1:1000) to be determined at the discretion of the Board.

On February 13, 2015, the Board approved the above actions, subject to approval by a majority of the Shareholders. That same day, shareholders of a majority of the common shares of the Company voted to approve the corporate actions.

The above actions will become effective as soon as possible but not less than 20 days after the date this Information Statement is first mailed to our Shareholders (the “Effective Date”) in accordance with the written consent of the holder of a majority of our issued and outstanding voting securities.

The Board of Directors has fixed February 13, 2015, as the record date (the “Record Date”) for determining those of our Shareholders entitled to receive this information statement.

Section 78.320 of the Nevada Revised Statutes (the “NRS”) provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders’ meeting convened for the specific purpose of such action. The NRS, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, this Information Statement is first being mailed on or about March 16, 2015, to our shareholders and is being delivered to inform you of the corporate action described herein in accordance with Section 78.390 of the NRS and Rule 14c-2 of the Securities Exchange Act of 1934.  We are not aware of any substantial interest, direct or indirect, by security holders or otherwise, that is in opposition to matters of action taken.  In addition, pursuant to the laws of Nevada, the actions taken by majority written consent in lieu of a special shareholder meeting do not create appraisal or dissenters’ rights.

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

1565120.1

SHAREHOLDER APPROVAL

On February 13, 2015, there were 119,401,528 shares of our common stock outstanding.  Our common stock is our only class of voting securities.  Each share of common stock has one vote per share on all matters submitted to a vote of our shareholders.  Pursuant to Section 78.320 of the NRS, at least a majority of the voting equity of the Company, or at least 59,700,764 votes, is required to approve the Authorized Increase and Reverse Stock Split by written consent. Several of our Majority Stockholders, who collectively hold 66,517,867 shares of Common Stock (approximately 55.71% of the total class of Common Stock), has voted in favor of the Actions, thereby satisfying the requirement under Section 78.320 of the NRS that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the names of a majority of the shareholders that approved the corporate actions, the number of shares of Common Stock owned by each Shareholder, the total number of shares that the majority of the shareholders voted in favor of the Actions, and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof.

Name of Shareholder	Number of Shares Owned by Shareholder	Number of shares of Common Stock that Voted in Favor of the Actions	Percentage of the Voting Equity that Voted in Favor of the Action
Adar Bays LLC	15,569,545	15,569,545	13.04%
Union Capital LLC	9,752,813	9,752,813	8.17%
Franciscus Diaba	8,453,252	8,453,252	7.07%
JMJ Financial	7,440,000	7,440,000	6.23%
KBM Worldwide Inc.	7,116,666	7,116,666	5.96%
Ravind Dhat	6,475,693	6,475,693	5.42%
LG Capital Funding LLC	5,654,322	5,654,322	4.74%
Andrew Uribe	3,050,000	3,050,000	2.54%
David Walden	3,000,000	3,000,000	2.51%

Total	66,517,867	66,517,867	55.71%

ACTIONS TO BE TAKEN

The Actions will become effective on the date that we file Certificates of Amendment to the Company’s Articles of Incorporation, as amended, (the “Amendment(s)”), with the State of Nevada. We intend to file the Increase in Authorized Amendment with the State of Nevada promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders, or upon the further instruction of the Board.

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AMENDMENT TO INCREASE AUTHORIZED SHARES

Our Board and a majority of the holders of our common stock have approved an amendment to our Articles of Incorporation to increase the Company’s authorized shares of common stock from 200,000,000 shares of common stock, par value $0.0001 per share, to 3,000,000,000 shares of common stock, par value $0.0001 per share. The purpose and effect of increasing the Company’s authorized shares is to augment liquidity, enhance corporate flexibility, and advance the Company’s ability to finance and develop the operations of our business.  Increasing the Company’s authorized shares of common stock will provide the Company with greater flexibility and allow the issuance of additional shares of common stock in most cases without the expense or delay of seeking further approval from the Shareholders.

 The increase in our authorized shares of common stock may have the effect of preventing or delaying the acquisition by third parties of a controlling interest in the Company, even though the Majority Stockholders own approximately 55.71% of our currently outstanding voting securities. Our ability to issue a vastly increased number of voting securities may lead to an increase in the number of votes required in order to approve a future change in control and may make it substantially more difficult for third parties to gain control of us through a tender offer, proxy contest, merger or other transaction. The ability to prevent a change in control may deprive our stockholders of any benefits that may result from such a change in control, including the potential realization of a premium over the market price for our common stock that such a transaction may cause. Furthermore, the issuance of a large block of additional shares to parties who may be deemed “friendly” to our Board of Directors may make it more difficult to remove incumbent directors from office, even if such removal would benefit our common stockholders. Despite these potential anti-takeover effects, however, the Board of Directors believed that the financial flexibility afforded by any increase in our authorized common stock outweighed any potential disadvantages. Our management and our Board of Directors have no present intention to use the increased number of authorized common shares for any anti-takeover purpose.

Our issuance of any additional shares of our common stock in the future may dilute both the equity interests and the earnings per share of our existing common stockholders. Such dilution may be substantial, depending on the number of shares issued. Any newly authorized shares of common stock will have voting and other rights identical to those of the currently authorized shares of common stock.

REVERSE STOCK SPLIT

The Board of Directors, in its sole discretion, will have discretion to implement the Reverse Split, and, if implemented, to determine the Reverse Split Ratio, being one (1) post-Reverse Split share for up to one thousand (1000) pre-Reverse Shares, of the Reverse Split. The Board of Directors believes that shareholder approval of a range of ratios (as opposed to approval of a specified ratio) provides the Board of Directors with maximum flexibility; and, therefore, is in the best interests of the Company and shareholders. No scrip or fractional shares will be issued if, as a result of the Reverse Split, a stockholder would otherwise become entitled to receive a fractional share of Common Shares. In lieu of issuing fractional shares, the Company will round up to one whole share of Common Shares in the event a stockholder would be entitled to receive a fractional share of Common Shares. As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Reverse Stock Split.

The Board believes the Reverse Stock Split is necessary and advisable in order for the Company to maintain the Company’s financing and capital raising ability. Accordingly, it is the Board’s opinion that the Reverse Stock Split will better position the Company to continue and/or expand operations.

Upon effectiveness of the Reverse Stock Split, (i) the number of shares of Common Stock issued and outstanding immediately prior thereto would be reduced according to the ratio approved by the Board of Directors, and (ii) proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding options and warrants, if any, to buy Common Stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the Reverse Stock Split will be approximately equal. Except for

1565120.1

adjustments to the number of shares of Common Stock a shareholder may own as a result from the treatment of fractional shares in the Reverse Stock Split, which will be rounded up to the nearest whole number, each shareholder will beneficially hold the same percentage of Common Stock immediately following the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split.

Reasons for the Reverse Stock Split

The Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split would improve the marketability and liquidity of the Common Stock and would encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board confirms this transaction would not be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Based upon the foregoing factors, the Board has determined that the Reverse Stock Split will likely be in the best interests of the Company and its shareholders and that the Board should have discretion to implement the Reverse Stock Split.

Effects of the Reverse Stock Split

Upon the effectiveness of the Reverse Stock Split, each common shareholder would beneficially own a reduced number of shares of common stock. The Reverse Stock Split would affect all of the Company’s shareholders uniformly and would not affect any shareholder’s percentage ownership interests, except to the extent that the Reverse Stock Split would result in any of the shareholders owning a fractional share as described herein. The number of shareholders of record would also not be affected by the Reverse Stock Split.

The Reverse Stock Split will have the result of creating newly authorized shares of common stock. This increase in the authorized number of shares of common stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions, which would make a change in control of the Company more difficult, and therefore less likely. Management’s use of additional shares to resist or frustrate a third-party transaction favored by a majority of the independent stockholders would likely result in an above-market premium being paid in that transaction. Any such issuance of the additional shares of common stock would likely have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the Reverse Stock Split be used as a type of antitakeover device. Any additional shares of common stock, when issued, would have the same rights and preferences as the shares of common stock presently outstanding. Any additional shares of common stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of Company debt into

1565120.1

equity, stock options, or other corporate purposes. The Company has no other plans for the use of any additional shares of common stock. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

The following table summarizes the effects of the Reverse Stock Split upon the Company’s outstanding common stock in various ratios, assuming that (i) there are 119,401,528 shares of Common Stock outstanding immediately prior to the Reverse Stock Split and (ii) that the Board executes our authorized shares of common stock is not reduced.

Reverse Stock Split Ratio	Type of Stock		Number of Shares

No Split	Common Stock	Authorized	200,000,000
		Issued and Outstanding	119,401,528
		Authorized but Unissued	80,598,472
1:1000	Common Stock	Authorized	200,000,000
		Issued and Outstanding	119,402
		Authorized but Unissued	199,993,348
1:100	Common Stock	Authorized	200,000,000
		Issued and Outstanding	1,194,016
		Authorized but Unissued	198,805,984
1:10	Common Stock	Authorized	200,000,000
		Issued and Outstanding	11,940,153
		Authorized but Unissued	188,059,847
1:5	Common Stock	Authorized	200,000,000
		Issued and Outstanding	23,880,306
		Authorized but Unissued	176,119,694
1:2	Common Stock	Authorized	200,000,000
		Issued and Outstanding	59,700,764
		Authorized but Unissued	140,299,236

BENEFICIAL OWNERSHIP TABLE

The following table shows, as of the Record Date, (a) all persons we know to be “beneficial owners” of more than five percent of the outstanding Common Stock of the Company, and (b) the Common Stock owned beneficially by the Company’s directors and named executive officers and all executive officers and directors as a group. Each person has sole voting and sole investment power with respect to the shares shown, except as noted.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class (1)

Officers and Directors
Common stock	Franciscus Diaba	8,453,252	7.07%
Common stock	Andrew Uribe	3,050,000	2.54%
Common stock	David Waldman	3,000,000	2.51%
Common stock	All officers and directors as a group (three persons)	14,503,252	12.15%

5% Shareholders
Common Stock	Ravind Dhat	6,475,693	5.42%
Common Stock	Adar Bays LLC	15,569,545	7.07%
Common Stock	Union Capital LLC	9,752,813	8.17%
Common Stock	JMJ Capital	7,440,000	6.23%
Common Stock	KBM Worldwide Inc.	7,116,666	5.96%

(1) There are 119,401,528 shares of common stock issued and outstanding as of the Record Date.

1565120.1

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

By order of the Board of Directors

/s/ Franciscus Diaba
Franciscus Diaba
March 16, 2015	President and Chief Executive Officer